EXHIBIT 10.55

AGREEMENT

AGREEMENT (this “Agreement” by and between Proteonomix, Inc., a Delaware corporation (“Prot”), and Mollyco of NY, Inc., a New York corporation (“Molly”) dated December 17, 2010 (collectively the “Parties”)

Whereas, neither Molly, nor its officers, directors or shareholders are affiliates of Prot as that term is defined under the Securities Act of 1933, as amended, or regulations thereto; and

Whereas, Molly has from time to time transferred free-trading shares of the common stock of Prot (“Prot Shares”) which it owns from its name to various consultants and creditors (the “Obligations”) of Prot with the knowledge of and upon the request of the management of Prot; and

Whereas, Nancyco, Inc. and Joe & Sam of NY, Inc. have from time to time transferred free-trading Shares from their individual names to pay Obligations with the knowledge of and upon the request of the management of Prot; and

Whereas, the assets and liabilities of Nancyco, Inc. and Joe & Sam of New York, Inc. were assumed by Molly; and

Whereas, Prot does not have the funds to enable it to reimburse Molly the value of the Prot Shares transferred in payment of the Obligations; and

Whereas, it was the understanding of Prot and Molly prior to and during the issuance of Prot Shares to satisfy the Obligations that Molly would be reimbursed at Molly’s option either in promissory notes or in “restricted” Prot Shares for the free-trading Prot Shares it transferred and the free-trading Prot Shares transferred by Nancyo and/or Joe & Sam of New York, Inc.; and

Whereas, the market value of the Prot Shares varied during the transfer by Molly and the market value of the Prot Shares when issued by Prot as reimbursement so, as a hypothetical example, Molly could have issued Prot Shares when the market value was $5.00 per share but would be reimbursed when the market value was $1.00 per share thus receiving five times the number of shares it provided to satisfy certain of the Obligations; and

Whereas, Molly and Prot desire to enter into an agreement which fairly reflects both the transfer of the Prot Shares by Molly on behalf of Pro and the reimbursement by Pro to Molly in promissory notes in the amount of the value of the free-trading shares issued by Mollyco and/or in restricted Prot Shares.

Now therefore in consideration of the premises and the terms and conditions hereinafter stated, it is agreed as follows:

a)

The value of the Obligations owed to Molly are hereby agreed upon to be $2,000,000.

  (b)

Pronouns. Whenever the context may require, any pronouns used in the Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

(c)

Entire Agreement. The Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of the Agreement.

(d)

Amendment. The Agreement may be amended or modified only by a written instrument executed by both Prot and Molly.

(e)

Governing Law. The Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York State, without regard to its conflicts of laws principles.

(f)

Successors and Assigns. The Agreement shall be binding upon and inure to the benefit of both Parties and their respective successors and assigns, including any entity with which or into which Prot may be merged or which may succeed to its assets or business or any entity to which Prot may assign its rights and obligations under the Agreement.

(g)

Waiver. No delays or omission by Prot or Molly in exercising any right under the Agreement shall operate as a waiver of that or any other right. A waiver or consent given by Prot or Molly on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(h)

Captions. The captions appearing in the Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of the Agreement.

(i)

Severability. In case any provision of the Agreement shall be held by a court with jurisdiction over the Parties to the Agreement to be invalid, illegal or otherwise unenforceable, such provision shall be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(j)

Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed the Agreement as of the day and year first above written.

PROTEONOMIX, INC.

By: _/s/ Michael Cohen______

Name: Michael Cohen

Title: President

Mollyco of NY, Inc.

By: _/s/ Arnold Lederman____

Name: Arnold Lederman

Title: President